Exhibit 99.1
KIMBALL ELECTRONICS REPORTS Q4 AND FULL YEAR FISCAL 2023 RESULTS WITH RECORD SALES AND OPERATING INCOME; COMPANY PROVIDES GUIDANCE FOR FISCAL 2024

Fourth Quarter Fiscal 2023 Highlights

•Net sales totaled $496.1 million, a 33% increase compared to Q4 fiscal 2022, and completing a fiscal year with top-line growth of 35%.
•Operating income of $31.4 million, or 6.3% of net sales, a record high for the Company. For fiscal year 2023, operating income was 4.8% of net sales.
•Net income of $19.2 million, or $0.76 per diluted share. In fiscal year 2023, the Company earned $2.22 per diluted share, a 79% increase compared to the prior year.
•Cash flow generated from operating activities of $44.1 million in Q4.
•Company provides guidance for fiscal 2024 with expected top-line growth of 4%-7% and operating income in the range of 4.7%-5.2% of net sales.

JASPER, Ind., August 16, 2023 -- (BUSINESS WIRE) -- Kimball Electronics, Inc. (Nasdaq: KE) today announced financial results for the fourth quarter and fiscal year ended June 30, 2023.

	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
(Amounts in Thousands, except EPS)	2023	2022	2023	2022
Net Sales	$496,141	$373,497	$1,823,429	$1,349,535
Operating Income	$31,449	$20,578	$87,729	$52,549
Adjusted Operating Income (non-GAAP) (1)	$31,480	$19,419	$88,218	$49,602
Operating Income %	6.3%	5.5%	4.8%	3.9%
Adjusted Operating Income (non-GAAP) %	6.3%	5.2%	4.8%	3.7%
Net Income	$19,202	$9,938	$55,831	$31,253
Adjusted Net Income (non-GAAP) (1)	$19,041	$9,938	$55,949	$30,203
Diluted EPS	$0.76	$0.40	$2.22	$1.24
Adjusted Diluted EPS (non-GAAP) (1)	$0.76	$0.40	$2.23	$1.20
(1) A reconciliation of GAAP and non-GAAP financial measures is included below.

Richard D. Phillips, Chief Executive Officer, stated, “I am very pleased with the results we reported for the fourth quarter and fiscal year 2023. Q4 was our sixth consecutive quarter with record sales, and operating income and EPS were at all-time highs for the Company. The strong finish to the fiscal year drove net sales above the guidance we provided in May, and contributed to better than expected cash flow generation in the quarter. This performance was achieved with the highest levels of teamwork from our global organization, and many others in the value chain. I would like to thank our employees, our customers and our vendor partners for their passion, commitment, and support.”

Mr. Phillips continued, “In total, fiscal 2023 was an excellent year for Kimball Electronics, highlighted by record top-line growth, margin expansion, a 79% increase in net income, and improved return on invested capital. Each of our three vertical end markets reported strong results, with the sales volume to 48% of our customers reaching all-time highs. The team supported new product introductions at a rate four times above the historic norm, and we continued to leverage our facility expansions in Thailand and Mexico, while navigating a challenging macro environment. While we continue to see a strong pipeline for future growth, fiscal 2024 is tempered by slower sales with a large medical customer. Longer term we are excited by the prospects of our funnel of new business, and the relationship with this customer in particular.”

Fiscal Year 2023 Highlights:

•Net sales for fiscal year 2023 totaled $1,823.4 million, representing constant currency growth of 38% year-over-year when excluding the impact of foreign currency, which had a 3% unfavorable impact on net sales.
•Operating income of $87.7 million, or 4.8% of net sales, an improvement compared to $52.5 million, or 3.9% of net sales, in fiscal 2022.
•Net income of $55.8 million, or $2.22 per diluted share, a significant increase compared to net income of $31.3 million, or $1.24 per diluted share, in fiscal 2022.
•Capital expenditures of $90.7 million, supporting facility expansions in Thailand, Mexico, and Poland.
•Return on invested capital of 9.4%, a 220-basis point improvement compared to fiscal 2022; ROIC is a non-GAAP financial measure, see reconciliation of non-GAAP financial measures.

The Company ended fiscal 2023 with cash and cash equivalents of $43.0 million and borrowings outstanding on credit facilities of $281.5 million, including $235 million classified as long term, and $106.1 million of borrowing capacity available.

Net Sales by Vertical Market for Fiscal 2023:

	Three Months Ended					Fiscal Year Ended
	June 30,					June 30,
(Amounts in Millions)	2023	*	2022	*	Percent Change	2023	*	2022	*	Percent Change
Automotive	$219.6	44%	$152.4	41%	44%	$820.1	45%	$582.2	43%	41%
Medical	120.5	24%	114.0	30%	6%	494.0	27%	391.7	29%	26%
Industrial (1)	141.8	29%	102.4	28%	38%	474.6	26%	358.2	27%	33%
Other	14.2	3%	4.7	1%	202%	34.7	2%	17.4	1%	99%
Total Net Sales	$496.1		$373.5		33%	$1,823.4		$1,349.5		35%

*As a percent of Total Net Sales
(1) Beginning in fiscal year 2023, Public Safety was combined with Industrial; all prior periods have been recast to conform to current period presentation

–Automotive includes electronic power steering, body controls, automated driver assist systems, and electronic braking systems
–Medical includes sleep therapy and respiratory care, image guided therapy, in vitro diagnostics, drug delivery, AED, and patient monitoring
–Industrial includes climate controls, automation controls, optical inspection, smart metering, and public safety

Fiscal Year 2024 Guidance:

•Net sales in the range of $1.9 - $1.95 billion, a 4% - 7% increase year-over-year.
•Operating income in the range of 4.7% - 5.2% of net sales.
•Capital expenditures of $70 - $80 million.

Commenting on today’s announcement, Jana T. Croom, Chief Financial Officer, stated, “Our outlook for fiscal 2024 reflects a capital allocation strategy focused on organic growth. We have a solid funnel of new business opportunities and additional capacity from our recent facility expansions, which I’m pleased to announce now includes Poland. We will be ramping-up operations in Poznan throughout the fiscal year. In addition, inventory should normalize as global supply chain disruptions continue to ease, and the resulting cash flow generated will be directed toward reducing our leverage ratio.”

Forward-Looking Statements
Certain statements contained within this release are considered forward-looking, including our fiscal year 2024 guidance, under the Private Securities Litigation Reform Act of 1995. The statements may be identified by the use of words such as “expect,” “should,” “goal,” “predict,” “will,” “future,” “optimistic,” “confident,” and “believe.” Undue reliance should not be placed on these forward-looking statements. These statements are based on current expectations of future events and thus are inherently subject to uncertainty. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from our expectations and projections. These forward-looking statements are subject to risks and uncertainties including, without limitation, global economic conditions, geopolitical environment and conflicts such as the war in Ukraine, global health emergencies including the COVID-19 pandemic, availability or cost of raw materials and components, foreign exchange rate fluctuations, and our ability to convert new business opportunities into customers and revenue. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the company are contained in its Annual Report on Form 10-K for the year ended June 30, 2022.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures. The non-GAAP financial measures contained herein include constant currency growth, adjusted operating income, adjusted net income, adjusted diluted EPS, and ROIC. Reconciliations of the reported GAAP numbers to these non-GAAP financial measures are included in the Reconciliation of Non-GAAP Financial Measures section below. Management believes these measures are useful and allow investors to meaningfully trend, analyze, and benchmark the performance of the company’s core operations. The company’s non-GAAP financial measures are not necessarily comparable to non-GAAP information used by other companies.

About Kimball Electronics, Inc.
Kimball Electronics is a multifaceted manufacturing solutions provider of electronics and diversified contract manufacturing services to customers around the world. From our operations in the United States, China, India, Japan, Mexico, Poland, Romania, Thailand, and Vietnam, our teams are proud to provide manufacturing services for a variety of industries. Recognized for a reputation of excellence, we are committed to a high-performance culture that values personal and organizational commitment to quality, reliability, value, speed, and ethical behavior. Kimball Electronics, Inc. (Nasdaq: KE) is headquartered in Jasper, Indiana.
To learn more about Kimball Electronics, visit: www.kimballelectronics.com.

Conference Call / Webcast

Date:	August 17, 2023
Time:	10:00 AM Eastern Time
Live Webcast:	investors.kimballelectronics.com/events-and-presentations/events
Dial-In #:	404-975-4839 (other locations - 833-470-1428)
Conference ID:	941287
For those unable to participate in the live webcast, the call will be archived at investors.kimballelectronics.com.
Lasting relationships. Global success.

Financial highlights for the fourth quarter and fiscal year ended June 30, 2023 are as follows:

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
(Amounts in Thousands, except Per Share Data)	June 30, 2023		June 30, 2022
Net Sales	$496,141	100.0%	$373,497	100.0%
Cost of Sales	446,460	90.0%	339,276	90.8%
Gross Profit	49,681	10.0%	34,221	9.2%
Selling and Administrative Expenses	18,444	3.7%	13,643	3.7%
Other General Expense (Income)	(212)	—%	—	—%
Operating Income	31,449	6.3%	20,578	5.5%
Interest Income	65	—%	15	—%
Interest Expense	(5,473)	(1.1)%	(1,118)	(0.3)%
Non-Operating Income (Expense), net	466	0.1%	(4,154)	(1.1)%
Other Income (Expense), net	(4,942)	(1.0)%	(5,257)	(1.4)%
Income Before Taxes on Income	26,507	5.3%	15,321	4.1%
Provision for Income Taxes	7,305	1.4%	5,383	1.4%
Net Income	$19,202	3.9%	$9,938	2.7%

Earnings Per Share of Common Stock:
Basic	$0.77		$0.40
Diluted	$0.76		$0.40
Average Number of Shares Outstanding:
Basic	25,009		24,885
Diluted	25,161		24,989

(Unaudited)	Fiscal Year Ended
(Amounts in Thousands, except Per Share Data)	June 30, 2023		June 30, 2022
Net Sales	$1,823,429	100.0%	$1,349,535	100.0%
Cost of Sales	1,667,264	91.4%	1,244,933	92.2%
Gross Profit	156,165	8.6%	104,602	7.8%
Selling and Administrative Expenses	68,648	3.8%	53,437	4.0%
Other General Expense (Income)	(212)	—%	(1,384)	(0.1)%
Operating Income	87,729	4.8%	52,549	3.9%
Interest Income	153	—%	81	—%
Interest Expense	(16,263)	(0.9)%	(2,655)	(0.2)%
Non-Operating Income (Expense), net	3,125	0.2%	(6,244)	(0.5)%
Other Income (Expense), net	(12,985)	(0.7)%	(8,818)	(0.7)%
Income Before Taxes on Income	74,744	4.1%	43,731	3.2%
Provision for Income Taxes	18,913	1.0%	12,478	0.9%
Net Income	$55,831	3.1%	$31,253	2.3%

Earnings Per Share of Common Stock:
Basic	$2.24		$1.24
Diluted	$2.22		$1.24
Average Number of Shares Outstanding:
Basic	24,904		25,115
Diluted	25,076		25,221

Condensed Consolidated Statements of Cash Flows	Fiscal Year Ended
(Unaudited)	June 30,
(Amounts in Thousands)	2023	2022
Net Cash Flow used for Operating Activities	$(13,804)	$(83,178)
Net Cash Flow used for Investing Activities	(90,467)	(74,798)
Net Cash Flow provided by Financing Activities	99,179	103,741
Effect of Exchange Rate Change on Cash, Cash Equivalents, and Restricted Cash	(895)	(2,356)
Net Decrease in Cash, Cash Equivalents, and Restricted Cash	(5,987)	(56,591)
Cash, Cash Equivalents, and Restricted Cash at Beginning of Period	49,851	106,442
Cash, Cash Equivalents, and Restricted Cash at End of Period	$43,864	$49,851

	(Unaudited)
Condensed Consolidated Balance Sheets	June 30, 2023	June 30, 2022
(Amounts in Thousands)
ASSETS
Cash and cash equivalents	$42,955	$49,851
Receivables, net	308,167	222,857
Contract assets	78,798	64,080
Inventories	450,319	395,630
Prepaid expenses and other current assets	49,188	28,665
Property and Equipment, net	267,684	206,835
Goodwill	12,011	12,011
Other Intangible Assets, net	12,335	14,707
Other Assets	38,262	41,131
Total Assets	$1,259,719	$1,035,767

LIABILITIES AND SHARE OWNERS’ EQUITY
Current portion of borrowings under credit facilities	$46,454	$35,580
Accounts payable	322,274	300,224
Advances from customers (1)	33,905	25,942
Accrued expenses	72,515	46,996
Long-term debt under credit facilities, less current portion	235,000	145,000
Long-term income taxes payable	5,859	7,812
Other long-term liabilities	19,718	20,242
Share Owners’ Equity	523,994	453,971
Total Liabilities and Share Owners’ Equity	$1,259,719	$1,035,767
(1) Beginning in fiscal year 2023, the Company changed its presentation that such inventory-related payments from customers are classified as Advances from customers on the Condensed Consolidated Balance Sheets. Prior year periods have been recast to conform to the current year presentation.

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in Thousands, except Per Share Data)

	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
	2023	2022	2023	2022
Net Sales Growth (vs. same period in prior year)	33%	13%	35%	4%
Foreign Currency Exchange Impact	—%	(3)%	(3)%	(1)%
Constant Currency Growth	33%	16%	38%	5%

Operating Income, as reported	$31,449	$20,578	$87,729	$52,549
SERP	243	(1,159)	701	(1,563)
Legal Settlements (Recovery)	(212)	—	(212)	(1,384)
Adjusted Operating Income	$31,480	$19,419	$88,218	$49,602

Net Income, as reported	$19,202	$9,938	$55,831	$31,253
Adjustments After Measurement Period on GES Acquisition	—	—	279	—
Legal Settlements (Recovery), After-Tax	(161)	—	(161)	(1,050)
Adjusted Net Income	$19,041	$9,938	$55,949	$30,203

Diluted Earnings per Share, as reported	$0.76	$0.40	$2.22	$1.24
Adjustments After Measurement Period on GES Acquisition	—	—	0.01	—
Legal Settlements (Recovery)	—	—	—	(0.04)
Adjusted Diluted Earnings per Share	$0.76	$0.40	$2.23	$1.20

Operating Income			$87,729	$52,549
SERP			701	(1,563)
Legal Recovery			(212)	(1,384)
Adjusted Operating Income (non-GAAP)			$88,218	$49,602
Tax Effect			22,235	14,417
After-tax Adjusted Operating Income			$65,983	$35,185
Average Invested Capital (1)			$701,364	$491,252
ROIC			9.4%	7.2%
(1) Average invested capital is computed using Share Owners’ equity plus current and non-current debt less cash and cash equivalents averaged for the last five quarters.